SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.  )

Bona Film Group Limited

(Name of Issuer)

ORDINARY SHARES

(Title of Class of Securities)

09777B107

(CUSIP Number)

12/31/10

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 12 Pages

CUSIP NO. 09777B107 13 G Page 2 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA I, L.P. (“SCC I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3514012
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,478,072
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,478,072
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,478,072
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 09777B107 13 G Page 3 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PARTNERS FUND I, L.P. (“SCC PTRS I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4387549
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 284,748
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 284,748
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 284,748
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 09777B107 13 G Page 4 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P. (“SCC PRIN I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-4887879
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 383,542
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 383,542
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 383,542
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 09777B107 13 G Page 5 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA MANAGEMENT I, L.P. (“SCC MGMT I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3348112
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
3,146,362 shares of which 2,478,072 shares are directly held by SCC I, 284,748 shares are directly held by SCC PTRS I and 383,542 shares are directly held by SCC PRIN I.  SCC MGMT I is the General Partner of SCC I,  SCC PTRS I and SCC PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
3,146,362 shares of which 2,478,072 shares are directly held by SCC I, 284,748 shares are directly held by SCC PTRS I and 383,542 shares are directly held by SCC PRIN I.  SCC MGMT I is the General Partner of SCC I,  SCC PTRS I and SCC PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,146,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 09777B107 13 G Page 6 of 12 Pages

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
3,146,362 shares of which 2,478,072 shares are directly held by SCC I, 284,748 shares are directly held by SCC PTRS I and 383,542 shares are directly held by SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
3,146,362 shares of which 2,478,072 shares are directly held by SCC I, 284,748 shares are directly held by SCC PTRS I and 383,542 shares are directly held by SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,146,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 09777B107 13 G Page 7 of 12 Pages

1	NAME OF REPORTING PERSON MAX WEALTH ENTERPRISES LIMITED (“MAX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
3,146,362 shares of which 2,478,072 shares are directly held by SCC I, 284,748 shares are directly held by SCC PTRS I and 383,542 shares are directly held by SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is wholly owned by MAX.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
3,146,362 shares of which 2,478,072 shares are directly held by SCC I, 284,748 shares are directly held by SCC PTRS I and 383,542 shares are directly held by SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is wholly owned by MAX.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,146,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 09777B107 13 G Page 8 of 12 Pages

1	NAME OF REPORTING PERSON NAN PENG SHEN (“NS”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
3,146,362 shares of which 2,478,072 shares are directly held by SCC I, 284,748 shares are directly held by SCC PTRS I and 383,542 shares are directly held by SCC PRIN I.  NS is a Managing Director of SCC HOLD, which is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is wholly owned by MAX, a company wholly owned by NS.  NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
3,146,362 shares of which 2,478,072 shares are directly held by SCC I, 284,748 shares are directly held by SCC PTRS I and 383,542 shares are directly held by SCC PRIN I.  NS is a Managing Director of SCC HOLD, which is the General Partner of SCC MGMT I, which is the General Partner of each of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is wholly owned by MAX, a company wholly owned by NS.  NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,146,362
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.7%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 09777B107 13 G Page 9 of 12 Pages

ITEM 1.

(a)

Name of Issuer:

Bona Film Group Limited

(b)

Address of Issuer’s Principal Executive Offices:

11/F, Guan Hu Garden 3

105 Yao Jia Yuan Road, Chaoyang District

Beijing 100025

People’s Republic of China

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

Sequoia Capital China Management I, L.P.

SC China Holding Limited

Max Wealth Enterprises Limited

Nan Peng Shen

SCC MGMT I is the General Partner of SCC I, SCC PTRS I and SCC PRIN I.  SCC HOLD is the General Partner of SCC MGMT I.  SCC HOLD is wholly owned by MAX, a company wholly owned by NS.  NS is a Managing Director of SCC HOLD.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA  94025

Citizenship:

SCC MGMT I, SCC I, SCC PTRS I, SCC PRIN I, SCC HOLD:
 Cayman Islands

NS:  Hong Kong SAR

MAX:  British Virgin Islands

(c)

Title of Class of Securities:

Ordinary Shares

(d)

CUSIP Number:

09777B107

ITEM 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.   Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 09777B107 13 G Page 10 of 12 Pages

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.

CERTIFICATION

NOT APPLICABLE

CUSIP NO. 09777B107 13 G Page 11 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  9, 2011

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

By:  Sequoia Capital China Management I, L.P.,

a Cayman Islands exempted limited partnership

General Partner of Each

By:  SC China Holding Limited, a Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Sequoia Capital China Management I, L.P.,

a Cayman Islands exempted limited partnership

By:  SC China Holding Limited, a Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

SC China Holding Limited, a Cayman Islands limited liability company

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Max Wealth Enterprises Limited

By:  /s/ Nan Peng Shen

Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen

Nan Peng Shen

CUSIP NO. 09777B107 13 G Page 12 of 12 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the ordinary shares of Bona Film Group Limited, and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 9, 2011

Sequoia Capital China I, L.P.

Sequoia Capital China Partners Fund I, L.P.

Sequoia Capital China Principals Fund I, L.P.

By:  Sequoia Capital China Management I, L.P.,

a Cayman Islands exempted limited partnership

General Partner of Each

By:  SC China Holding Limited, a Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Sequoia Capital China Management I, L.P.,

a Cayman Islands exempted limited partnership

By:  SC China Holding Limited, a Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

SC China Holding Limited, a Cayman Islands limited liability company

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Max Wealth Enterprises Limited

By:  /s/ Nan Peng Shen

Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen

Nan Peng Shen